                                  UNITED STATES
                        SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                           ----------------------------
                                   OMB APPROVAL
                           ----------------------------
                           OMB Number:        3235-0145
                           Expires:     August 31, 1999
                           Estimated average burden
                           hours per response.... 14.90
                           ----------------------------

                                   SCHEDULE 13G

                     UNDER THE SECURITIES EXCHANGE ACT OF 1934

                              (AMENDMENT NO. ______)*


                                 DIGITAL RIVER, INC.
                    -------------------------------------------
                                  (Name of Issuer)



                                    COMMON STOCK
                    -------------------------------------------
                           (Title of Class of Securities)



                                    25388B 10 4
                    -------------------------------------------
                                   (CUSIP Number)



                                 DECEMBER 31, 1998
            -----------------------------------------------------------
              (Date of Event Which Requires Filing of This Statement)



Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

          / /  Rule 13d-1(b)

          / /  Rule 13d-1(c)

          /X/  Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

POTENTIAL PERSONS WHO ARE TO RESPOND TO THE COLLECTION OF INFORMATION CONTAINED IN THIS FORM ARE NOT REQUIRED TO RESPOND UNLESS THE FORM DISPLAYS A CURRENTLY VALID OMB CONTROL NUMBER.


                               Page 1 of 5 pages

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-----------------------------                      -----------------------------
  CUSIP NO. 25388B 10 4                13G               PAGE 2 OF 5 PAGES
-----------------------------                      -----------------------------

--------------------------------------------------------------------------------
 1     NAME OF REPORTING PERSON
       I.R.S. IDENTIFICATION NO(S). OF ABOVE PERSON(S) (ENTITIES ONLY)
       FUJITSU LIMITED
       13-2503640
--------------------------------------------------------------------------------
 2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
       (a)
       (b)
--------------------------------------------------------------------------------
 3     SEC USE ONLY


--------------------------------------------------------------------------------
 4     CITIZENSHIP OR PLACE OF ORGANIZATION

       JAPAN
--------------------------------------------------------------------------------
                   5  SOLE VOTING POWER
     NUMBER OF        2,193,333
      SHARES      --------------------------------------------------------------
   BENEFICIALLY    6  SHARED VOTING POWER
     OWNED BY         0
       EACH       --------------------------------------------------------------
     REPORTING     7  SOLE DISPOSITIVE POWER
      PERSON          2,193,333
       WITH:      --------------------------------------------------------------
                   8  SHARED DISPOSITIVE POWER
                      0
--------------------------------------------------------------------------------
 9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

       2,193,333
--------------------------------------------------------------------------------
 10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*


--------------------------------------------------------------------------------
 11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

       11.3
--------------------------------------------------------------------------------
 12    TYPE OF REPORTING PERSON*

       CO
--------------------------------------------------------------------------------


                               Page 2 of 5 pages

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                                  SCHEDULE 13G

ITEM 1.

          (a)  Name of Issuer
               Digital River, Inc.

          (b)  Address of Issuer's Principal Executive Offices
               9625 W. 76th Street
               Suite 150
               Eden Prairie, MN  55344

ITEM 2.

          (a)  Name of Person Filing
               Fujitsu Limited
               13-2503640

          (b) Address of Principal Business Office or, if none, Residence 1-1 Kamikodanaka 4-Chome
               Nakahara-Ku
               Kawasaki 211 Japan

          (c)  Citizenship
               Corporation organized under the laws of Japan

          (d)  Title of Class of Securities
               Common Stock

          (e)  CUSIP Number
               25388B 10 4


ITEM 3.   IF THIS STATEMENT IS FILED PURSUANT TO RULE 13d-1(b), OR 13d-2(b) OR
          (c), CHECK WHETHER THE PERSON FILING IS A:

          Not Applicable

ITEM 4.   OWNERSHIP

       Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

          (a)  Amount Beneficially Owned:
               The reporting entity beneficially owns an aggregate of 2,193,333 shares.

          (b)  Percent of Class:
               11.3

          (c)  Number of shares as to which such person has:
               (i)   Sole power to vote or to direct the vote:
                     2,193,333


                               Page 3 of 5 pages

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               (ii)  Shared power to vote or to direct the vote:
                     0

               (iii) Sole power to dispose or to direct the disposition of:
                     2,193,333

               (iv)  Shared power to dispose or to direct the disposition of:
                     0

ITEM 5.   OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS

          Not Applicable


ITEM 6.   OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON

          Not Applicable


ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY

          Not Applicable


ITEM 8.   IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP

          Not Applicable


ITEM 9.   NOTICE OF DISSOLUTION OF A GROUP

          Not Applicable


ITEM 10.  CERTIFICATION

          By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired and are held in the ordinary course of business and were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.


                               Page 4 of 5 pages

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                                   SIGNATURE


     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


                                            February 12, 1999
                                   -----------------------------------
                                                   Date

                                           /s/ J. Paul Thorin
                                   -----------------------------------
                                                Signature

                                     J. Paul Thorin, Vice President
                                          and General Counsel of
                                           Fujitsu America, Inc.
                                   -----------------------------------
                                                Name/Title



                               Page 5 of 5 pages